SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-27633
(Check one)
[x] Form 10-K and Form 10-KSB          Form 11-K
    Form 20-F        Form 10-Q and Form 10-QSB       Form N-SAR

For period ended  3-31-00
                ----------------------------------------------------------------
    Transition  Report on Form 10-K and Form 10-KSB
    Transition  Report on Form 20-F
    Transition  Report on Form 11-K
    Transition  Report on Form 10-Q and Form 10-QSB
    Transition Report on Form N-SAR

For the transition period ended
                               -------------------------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ----------------------------------

--------------------------------------------------------------------------------

PART I

REGISTRANT INFORMATION

Full name of registrant:  Internet Infinity, Inc.

Former name if applicable:

Address of principal executive office (Street and number):3303 Harbor Boulevard, Suite K-5

City, state and zip code: Costa Mesa, CA 92626

PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
[X] will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The independent auditors are unable to complete the audit of the registrant in time for the registrant's Form 10-K to be filed in a timely manner. See attached statement.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV

OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                       Thomas J. Kenan      405-235-2575
                    ------------------------------------------
                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [x] Yes   No

(3) Is it anticipated that any significant change in results of operations from the cor-responding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              Yes    No  [x]

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Internet Infinity, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2000                   By: /s/George Morris
                                          --------------------------------------
                                          George Morris, Chief Executive Officer

Attachment to Form 12B-25 - Notification of Late Filing

Name of Registrant:   INTERNET INFINITY, INC. & SUBSIDIARIES
SEC File Number:      0-27633



                             ACCOUNTANT'S STATEMENT
                           Required by Rule 12b-25(C)



                 CALDWELL, BECKER, DERVIN, PETRICK & CO., L.L.P.
                          20750 VENTURA BOULEVARD, #140
                      WOODLAND HILLS, CALIFORNIA 91364-2338
                             TELEPHONE 818.704.1040
                                FAX 818.704.5536



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC  20549

                                RE: INTERNET INFINITY, INC. & SUBSIDIARIES SEC File 0-27633
                                         Form 10-K Annual Report
                                         Fiscal Year Ended 3-31-00

Gentlemen:

     We are the independent auditors for INTERNET INFINITY, INC. & SUBSIDIARIES.

     We are unable to complete the audit of the registrant in time for the registrant's Form 10-K to be filed in a timely manner. We are waiting for additional information to be completed. The audit can be completed as soon as that information is received.

                                 Respectfully submitted,

                                 CALDWELL, BECKER, DERVIN, PETRICK & CO., L.L.P.


                                 /s/Laurence R. Becker
                                 -----------------------------------------------
                                 Laurence R. Becker
                                 Certified Public Accountant

June 29, 2000